Exhibit 99.1

FOR IMMEDIATE RELEASE

Talecris Biotherapeutics Announces Third Quarter 2010 Financial Results
- Third Quarter 2010 Revenue Increases 2.8% to $407.0 Million -
- Reports Diluted EPS of $0.43 -

Research Triangle Park, N.C. (October 28, 2010) — Talecris Biotherapeutics Holdings Corp. (“Talecris”) (Nasdaq: TLCR) today announced its financial results for the three and nine months ended September 30, 2010 and filed its Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (SEC).

Third quarter 2010 net revenue increased by $11.3 million or 2.8% to $407.0 million from $395.7 million in the third quarter of 2009.  Higher revenues from Talecris’ principal products Gamunex®, Immune Globulin Intravenous (Human), 10% Caprylate/Chromatography Purified (IGIV) and Prolastin® Alpha-1 Proteinase Inhibitor (Human) (Prolastin, Prolastin A1PI, Prolastin-C A1PI) as well as Koate® DVI Factor VIII (Human) in the third quarter of 2010 were partially offset by lower sales of albumin, PPF powder and intermediates compared to the third quarter of 2009.  Third quarter 2010 gross margin was 43.5% compared to 41.7% in the third quarter of 2009.  Third quarter 2010 income from operations was $97.0 million versus $69.4 million for the third quarter of 2009, a 39.8% increase.  Net income was $56.1 million for the third quarter of 2010, an increase of $20.2 million compared to net income of $35.8 million for the third quarter of 2009.  Diluted earnings per share were $0.43 in the third quarter of 2010, including an after-tax charge of $5.8 million ($0.05 per diluted share) for costs associated with Talecris’ definitive merger agreement with Grifols S.A. and Grifols, Inc. (Grifols), compared to diluted earnings per share of $0.38 (pro forma diluted EPS of $0.30) for the third quarter of 2009. Talecris’ third quarter 2009 results included the after-tax charge of $0.9 million ($0.01 per diluted share) for CSL merger-related expenses.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income was $61.9 million for the third quarter of 2010, an increase of 68.7% compared to $36.7 million for the third quarter of 2009.  On the same basis, diluted earnings per share for the 2010 third quarter were $0.48, an increase of 65.5% from $0.29 for the third quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

For the first nine months of 2010, Talecris’ net revenue increased by $47.7 million or 4.2% to $1,190.8 million compared to $1,143.1 million for the prior year.  Higher revenues from Talecris’ principal products Gamunex IGIV and Prolastin-C/Prolastin as well as Koate Factor VIII in the first nine months of 2010 were partially offset by lower revenue from contract manufacturing and lower sales of PPF powder and hyperimmunes compared to the first nine months of 2009.  Gross margin for the period was 43.7% compared to 41.9% in the first nine months of 2009.  Net income for the first nine months of 2010 was $149.0 million, a decrease of $3.5 million compared to net income of $152.5 million for the first nine months of 2009.  Diluted EPS for the first nine months of 2010 was $1.16 compared to $1.62 (pro forma diluted EPS of $1.26)

for the first nine months of 2009.  Talecris’ first nine months 2010 results included an after-tax charge of $11.0 million ($0.08 per diluted share) for costs associated with the Grifols acquisition.  The first nine months 2009 diluted EPS included the $48.8 million after-tax benefit of the CSL merger termination fee ($0.52 per diluted share) which was partially offset by an after-tax charge of $8.7 million ($0.10 per diluted share) for CSL merger-related expenses.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income was $160.0 million for the first nine months of 2010, a 42.2% increase compared to $112.5 million for the first nine months of 2009.  On the same basis, diluted EPS was $1.24 for the first nine months of 2010 compared to $0.90 for the first nine months of 2009, a 37.8% increase.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

“At Talecris, we look forward to the consummation of our proposed merger with Grifols”, said Lawrence D. Stern, Talecris’ chairman and chief executive officer.  “While we work with the regulators and Grifols to complete the transaction, I am proud of the performance and strong results that our company has delivered in the first nine months of 2010.  I am especially proud of the recent approval of Gamunex-C by the FDA which provides patients with primary immunodeficiency the first and only immune globulin approved for both a subcutaneous and intravenous delivery option.  This new route of administration continues to build on Gamunex’s position as a versatile IG therapy with the broadest set of FDA approved indications.”

(in millions,	Three Months Ended September 30,		Change
except per share amounts)	2010	2009	$	%

Net revenue	$407.0	$395.7	$11.3	2.8%

Gross margin	43.5%	41.7%	180 bps

Income from operations	$97.0	$69.4	$27.6	39.8%

Operating Margin	23.8%	17.5%	630 bps

Net income	$56.1	$35.8	$20.2	56.5%

Diluted EPS	$0.43	$0.38	$0.05	13.2%
Pro forma diluted EPS	$0.43	$0.30	$0.13	43.3%

Non-GAAP net income*	$61.9	$36.7	$25.2	68.7%

Non-GAAP diluted EPS*	$0.48	$0.29	$0.19	65.5%

*Excludes merger-related charges; EPS reflects pro forma shares in 2009 for the IPO

(in millions,	Nine Months Ended
except per share amounts)	September 30,		Change
	2010	2009	$	%
Net revenue	$1,190.8	$1,143.1	$47.7	4.2%

Gross margin	43.7%	41.9%	180 bps

Income from operations	$264.5	$213.6	$50.9	23.8%

Operating Margin	22.2%	18.7%	350 bps

Net income	$149.0	$152.5	$(3.5)	(2.3)%

Diluted EPS	$1.16	$1.62	$(0.46)	(28.4)%
Pro forma diluted EPS	$1.16	$1.26	$(0.10)	(7.9)%

Non-GAAP net income*	$160.0	$112.5	$47.5	42.2%

Non-GAAP diluted EPS*	$1.24	$0.90	$0.34	37.8%

*Excludes merger-related charges; EPS reflects pro forma shares in 2009 for the IPO

Talecris’ Form 10-Q is available on the SEC’s website at www.sec.gov and on Talecris’ website at http://ir.talecris.com

Discussion of Third Quarter 2010 Financial and Operating Results

Net revenue for the 2010 third quarter was $407.0 million compared to $395.7 million in the third quarter of 2009, an increase of $11.3 million or 2.8%.  Gamunex IGIV revenue increased $8.8 million or 4.2%, which consisted primarily of $9.2 million in higher volumes partially offset by unfavorable foreign exchange.  Gamunex experienced higher volumes of $21.3 million in the U.S., Europe and other international regions, which were partially offset by lower volumes of $12.1 million in Canada.  U.S. Gamunex revenue grew 9.2% for the third quarter of 2010 compared to the third quarter of 2009.  Canadian Gamunex volumes were negatively impacted by lower sales to Canadian Blood Services due to their IGIV multi-source strategy.  U.S. and Canadian Gamunex pricing was higher by $2.6 million during the 2010 period as compared to the prior year period.  The benefit of higher pricing in the U.S. and Canada was offset by lower pricing of $3.0 million in Europe and other international regions resulting from unfavorable foreign exchange of $1.0 million, country mix as well as competitive pressures.

Prolastin-C/Prolastin A1PI revenues increased $9.2 million or 11.3%, which primarily consisted of $7.9 million in higher volumes and improved pricing of $4.2 million partially offset by $2.9 million of unfavorable foreign exchange.  Growth in volume was driven by increased number of patients on Prolastin-C/Prolastin A1PI in both the U.S. and European markets.  In addition, Koate Factor VIII revenues increased $5.2 million or 46.1%.  These increases were offset primarily by lower sales of albumin mainly due to opportunistic sales during the 2009 third quarter which did not occur in the 2010 period, lower sales of PPF powder as well as reduced sales of intermediate products.

Gross profit increased to $177.1 million for the 2010 third quarter compared to $165.1 million in the third quarter of 2009.  This increase was primarily due to lower unabsorbed infrastructure and start-up costs related to Talecris Plasma Resources, Inc. (TPR), which is Talecris’ plasma collection platform, higher Gamunex IGIV and Prolastin-C/Prolastin A1PI revenue, as well as lower costs of production primarily driven by production mix associated with the conversion to Prolastin-C.  These increases were partially offset by increases in inventory impairment provisions.  Unabsorbed TPR infrastructure and start-up costs declined by $7.2 million or 82.8% to $1.5 million for the third quarter of 2010 compared to $8.7 million for the third quarter of 2009.  Inventory impairment provisions during the third quarter of 2010 increased $10.3 million to $17.5 million primarily driven by higher provisions for work-in-process inventories.  Gross margin was 43.5% during the third quarter of 2010 compared to 41.7% for the 2009 third quarter, an increase of 180 basis points.

Operating expenses for the third quarter of 2010 were $80.1 million which represented a decrease of $15.6 million or 16.3% versus $95.7 million incurred during the prior year period.  The decrease in operating expenses resulted from a decrease in SG&A expenses primarily driven by a $15.4 million reduction in share-based compensation, lower charitable donations of $2.3 million, lower legal expenses of $2.7 million related to the company’s internal FCPA investigation, and the absence of $2.0 million of management fees to Talecris Holdings LLC as a result of the termination of the management agreement at the time of its initial public offering.  During the three months ended September 30, 2010, SG&A benefited from $4.3 million in favorable foreign exchange compared to the third quarter of 2009.  These decreases were partially offset by $5.3 million in higher sales and marketing expense in the third quarter of 2010 as the result of the sales force expansion.  R&D spending increased $2.5 million in the third quarter of 2010, driven by increased activity in preparation for the phase II trial for Plasmin in the treatment of acute peripheral arterial occlusion (aPAO).  In addition, the company incurred $8.5 million in merger- related expenses including $2.8 million in retention expenses in SG&A related to the definitive merger agreement with Grifols.

Operating income was $97.0 million during the third quarter of 2010, which represented a 39.8% increase over the $69.4 million reported during the third quarter of 2009.  Operating margin was 23.8% in the 2010 third quarter compared to 17.5% in the 2009 third quarter, an increase of 630 basis points.

Net interest expense was $11.5 million in the 2010 third quarter compared to $19.6 million in the prior year period, a decrease of $8.1 million primarily due to lower debt levels.  Income tax expense during the third quarter of 2010 was $29.7 million resulting in a 34.7% effective tax rate compared to $14.1 million for the third quarter of 2009 or a 28.3% effective tax rate.

Net income was $56.1 million for the 2010 third quarter including an after-tax charge of $5.8 million for costs associated with the announced acquisition of the company by Grifols.  This compares to $35.8 million in the third quarter of 2009, which included the after-tax charge of $0.9 million for CSL merger-related expenses.

Diluted EPS for the 2010 third quarter was $0.43 compared to $0.38 (pro forma diluted EPS of $0.30) for the 2009 third quarter.  The 2010 period included an after-tax charge of $0.05 per share related to costs associated with the Grifols acquisition while the 2009 period included a charge of $0.01 per diluted share for CSL merger-related expenses.  Total diluted shares outstanding were 128,934,490 for the 2010 third quarter and 93,911,201 for the 2009 third quarter.

On a non-GAAP basis excluding merger-related expenses in both periods, Talecris’ net income of $61.9 million for the third quarter of 2010 increased 68.7% compared to $36.7 million for the third quarter of 2009.  On the same basis, earnings per diluted share, excluding merger-related expenses, for the 2010 third quarter were $0.48, an increase of 65.5% from $0.29 for the third quarter of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

The 2010 third quarter EBITDA was $106.9 million compared to $77.0 million in the 2009 third quarter.  Adjusted EBITDA was $120.9 million in the 2010 third quarter compared to adjusted EBITDA of $102.5 million in the 2009 third quarter.

Discussion of First Nine Months of 2010 Financial and Operating Results

Net revenue was $1,190.8 million for the first nine months of 2010 compared to $1,143.1 million during the same period of 2009, representing an increase of $47.7 million or 4.2%.  The increase was mainly due to $24.1 million in higher Gamunex IGIV revenue, consisting of $27.4 million in higher volumes, partially offset by $3.3 million in lower pricing which included unfavorable foreign exchange of $1.0 million.  Gamunex revenue growth was driven primarily by U.S. sales which grew 8.7% in the first nine months of 2010 compared to the first nine months of 2009.  The first nine months of 2010 results also reflected $28.0 million in higher Prolastin-C/Prolastin A1PI sales as well as higher revenues related to Koate Factor VIII, Thrombate® III antithrombin III (human) and albumin, partially offset by reduced contract manufacturing for Canadian Blood Services due to their multi-source strategy, lower sales of PPF powder and lower sales of hyperimmunes.

Gross profit during the first nine months of 2010 totaled $520.3 million compared to $479.2 million during the first nine months of 2009, an increase of $41.1 million or 8.6%, driven primarily by higher Gamunex IGIV revenue, reduced unabsorbed TPR infrastructure and start-up costs, as well as lower costs of production primarily driven by production mix associated with the conversion to Prolastin-C.  These benefits were partially offset by increases in inventory impairment provisions and non-capitalizable capital expenditures.  Unabsorbed TPR infrastructure and start-up costs decreased $28.9 million or 84.7% to $5.2 million in the first nine months of 2010 compared to $34.1 million for the same period of 2009.  Inventory impairment provisions during the first nine months of 2010 increased $17.1 million to $40.4 million primarily driven by higher provisions for work-in-process inventories.  Non-capitalizable capital expenditures during the first nine months of 2010 were $31.2 million compared to $22.2 million during the first nine months of 2009.  Gross margin was 43.7% during the period, an increase of 180 basis points from the gross margin of 41.9% for the first nine months of 2009.

Operating expenses totaled $255.8 million for the first nine months of 2010, a 3.7% decrease over the $265.6 million incurred during the first nine months of 2009.  The decrease in operating expenses was attributed to a decrease in selling, general and administrative expenses primarily driven by lower share-based compensation expense of $23.9 million, the absence of $11.0 million of legal and retention expenses related to the company’s terminated merger agreement with CSL, lower charitable donations of $8.2 million, lower legal expenses of $2.5 million related to the company’s internal FCPA investigation and the absence of $5.7 million of management fees to Talecris Holding LLC as a result of the termination of the management agreement at the time of Talecris’ initial public offering.  These items were partially offset by higher sales and marketing expenses of $16.0 million during the first nine months of 2010 as the result of the sales force expansion.  During the first nine months of 2010, SG&A included $2.9 million of unfavorable foreign exchange as compared to favorable foreign exchange of $3.3 million during the same prior year period.  R&D spending decreased $0.9 million during the first nine months of 2010 as a result of timing of in-process projects and the nature and extent of expenses associated with these projects.  The company also incurred $16.9 million in merger-related expenses including $2.8 million in retention expenses within SG&A related to the definitive merger agreement with Grifols.

Operating income during the first nine months of 2010 was $264.5 million compared to $213.6 million during the first nine months of 2009, representing an increase of $50.9 million or 23.8%.  Operating margin was 22.2% in the first nine months of 2010 compared to 18.7% in the first nine months of 2009, an increase of 350 basis points.

Net interest expense was $34.9 million in the first nine months of 2010 compared to $61.4 million in the prior year period, a decrease of $26.5 million due largely to lower debt levels.  Income tax expense during the first nine months of 2010 was $81.1 million resulting in a 35.3% effective tax rate compared to $74.9 million for the first nine months of 2009 or a 32.9% effective tax rate.

Net income for the first nine months of 2010 was $149.0 million, a decrease of $3.5 million compared to net income of $152.5 million for the first nine months of 2009.  The 2010 period included an after-tax charge of $11.0 million for costs associated with the Grifols acquisition, while the 2009 period included the after-tax income from the CSL merger termination fee of $48.8 million which was partially offset by an after-tax charge of $8.7 million for CSL merger-related expenses.

Diluted EPS for the first nine months of 2010 was $1.16 including an after-tax charge of $0.08 per diluted share for costs associated with the Grifols acquisition.  This compares to $1.62 (pro forma diluted EPS of $1.26) in the first nine months of 2009, which included income of $0.52 per diluted share related to the after-tax effect of the CSL merger termination fee as well as a charge of $0.10 per diluted share for merger-related expenses.  Total diluted shares outstanding were 128,513,727 for the first nine months of 2010 compared to diluted shares outstanding of 93,919,553 for the first nine months of 2009.

On a non-GAAP basis excluding merger-related items in both periods, Talecris’ net income of $160.0 million for the first nine months of 2010 increased 42.2% compared to $112.5 million for the first nine months of 2009.  On the same basis, earnings per diluted share, excluding merger-related expenses, for the first nine months of 2010 were $1.24, an increase of 37.8% from $0.90 for the first nine months of 2009.  Additional information regarding the computation of non-GAAP financial measures is included in Exhibit B.

EBITDA for the first nine months of 2010 was $291.6 million, a decrease of $18.7 million from $310.3 million in the first nine months of 2009 which included income of $75.0 million related to the CSL merger termination. In the first nine months of 2010, adjusted EBITDA was $326.2 million, a decrease of $44.2 million, compared to $370.4 million in the first nine months of 2009 which included income of $75.0 million related to the CSL merger termination.

Recent Events

Talecris achieved a number of financial and commercial milestones in the third quarter of 2010 and since the conclusion of the third quarter.  These include:

•                  On October 13, 2010, Talecris received approval from the U.S. Food and Drug Administration (FDA) for Gamunex®-C (Immune Globulin Injection [Human], 10% Caprylate/Chromatography Purified) for subcutaneous administration in the treatment of primary immunodeficiency (PI).  Gamunex-C is the first and only immune globulin to provide both the intravenous route of administration and a new subcutaneous route of administration. The intravenous delivery mode is approved to treat PI, chronic inflammatory demyelinating polyneuropathy (CIDP), and idiopathic thrombocytopenic purpura (ITP). The subcutaneous mode is approved to treat only PI;

•                  On September 15, 2010, Talecris placed the final beam on the steel structure of the North Fractionation Facility located in Clayton, North Carolina. The new facility, which is expected to be operational in 2015, will have the capacity to fractionate 6.0 million liters of human plasma annually;

•                  In September 2010, Talecris launched its next generation A1PI product, Prolastin-C, in Canada.  The company anticipates converting all Canadian Prolastin patients to Prolastin-C in the fourth quarter;

•                  On August 6, 2010, Talecris and Grifols S.A. each received a request for additional information and documentary material, often referred to as a “Second Request,” from the U.S. Federal Trade Commission (FTC) in connection with the proposed merger;

•                  During the third quarter of 2010, Talecris Plasma Resources, Inc. (TPR) received FDA licensure for two additional collection centers.  Subsequent to the close of the quarter, TPR received FDA licensure for one additional center.  The current collection platform consists of 69 operating centers, of which 67 have FDA licenses.

Use of Non-GAAP Financial Measures

This press release and the accompanying tables include non-GAAP financial measures including adjustments for merger-related items, EBITDA, adjusted EBITDA and Consolidated Cash Flow.  For a description of these non-GAAP financial measures, including the reasons management uses these measures and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with U.S. Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “Non-GAAP Financial Measures,” in Exhibit B.

Cautionary Statement Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, quotations from management, statements regarding strategic and operation plans, expected charges and pro forma financial information. Forward-looking statements are based on current beliefs and expectations and are subject to inherent risks and uncertainties.  You are cautioned not to place undue reliance on forward-looking statements.  Although Talecris believes that the forward-looking statements contained in this press release are reasonable, there is no assurance that expectations will be fulfilled.

The following factors, among others, could cause actual results to differ materially from those expressed or implied in forward-looking statements: impact of the announcement of the company’s definitive merger agreement with Grifols and the potential impact of completion, termination or delay of the proposed merger with Grifols; the unprecedented volatility in the global economy and fluctuations in financial markets; changes in economic conditions, political tensions, trade protection measures, licensing requirements, and tax matters in the countries in which the company conducts business; the impact of competitive products and pricing; the impact of recently enacted and proposed additional U.S. healthcare reform legislation, legal proceedings or regulatory action affecting, among other things, the U.S. healthcare system, pharmaceutical pricing and reimbursement, including Medicaid and Medicare; legislation or regulations in markets outside of the U.S. affecting product pricing, reimbursement, access, or distribution channels; Talecris’ ability to procure adequate quantities of plasma and other materials which are acceptable for use in manufacturing processes from the company’s own plasma collection centers or from third-party vendors; Talecris’ ability to maintain compliance with government regulations and licenses, including those related to plasma collection, production and marketing; Talecris’ ability to identify growth opportunities for existing products and Talecris’ ability to identify and develop new product candidates through the company’s research and development activities; and the timing of, and Talecris’ ability to, obtain and/or maintain regulatory approvals for new product candidates, the rate and degree of market acceptance, and the clinical utility of the company’s products; unexpected shut-downs of Talecris’ manufacturing and storage facilities or delays in opening new planned facilities; and other risks identified in the company’s most recent filing on Form 10-Q and other Securities and Exchange Commission filings, all of which are available on the company’s website.  Talecris undertakes no duty to update any forward-looking statement.

Exhibits

Matters Affecting Comparability (Exhibit A)

Non-GAAP Financial Measures (Exhibit B)

About Talecris Biotherapeutics: Inspiration. Dedication. Innovation.

Talecris Biotherapeutics is a global biotherapeutic and biotechnology company that discovers, develops and produces critical care treatments for people with life-threatening disorders in a variety of therapeutic areas including immunology, pulmonology, neurology, critical care, and hemostasis.

Contact:

Investor Relations

Talecris Investor Relations

Drayton Virkler, 919-316-2356

drayton.virkler@talecris.com

Or

Corporate Communications

Talecris Corporate Communications

Becky Levine, 919-316-6590

becky.levine@talecris.com

Talecris Biotherapeutics Holdings Corp.

Consolidated Income Statements

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Net revenue:
Product	$400,561	$387,898	$1,172,278	$1,122,877
Other	6,440	7,833	18,510	20,219
Total	407,001	395,731	1,190,788	1,143,096
Cost of goods sold	229,908	230,666	670,476	663,875
Gross profit	177,093	165,065	520,312	479,221
Operating expenses:
Selling, general, and administrative	61,383	79,488	205,007	213,913
Research and development	18,673	16,167	50,832	51,728
Total	80,056	95,655	255,839	265,641
Income from operations	97,037	69,410	264,473	213,580
Other non-operating (expense) income:
Interest expense, net	(11,529)	(19,587)	(34,915)	(61,445)
Merger termination fee	—	—	—	75,000
Equity in earnings of affiliate	273	112	599	296
Total	(11,256)	(19,475)	(34,316)	13,851
Income before income taxes	85,781	49,935	230,157	227,431
Provision for income taxes	(29,729)	(14,125)	(81,143)	(74,914)
Net income	56,052	35,810	149,014	152,517
Less dividends to preferred stockholders	—	(4,012)	—	(11,744)
Net income available to common stockholders	$56,052	$31,798	$149,014	$140,773

Net income per common share:

Basic	$0.45	$12.01	$1.21	$76.21

Diluted	$0.43	$0.38	$1.16	$1.62

Talecris Biotherapeutics Holdings Corp.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$150,530	$65,239
Accounts receivable, net of allowances of $2,613 and $3,461, respectively	170,872	136,978
Inventories	672,728	644,054
Deferred income taxes	88,076	88,652
Prepaid expenses and other	31,969	31,466
Total current assets	1,114,175	966,389
Property, plant, and equipment, net	331,490	267,199
Investment in affiliate	2,534	1,935
Intangible assets	10,880	10,880
Goodwill	172,860	172,860
Deferred income taxes	—	5,848
Other	16,804	19,894
Total assets	$1,648,743	$1,445,005
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$39,715	$71,046
Accrued expenses and other liabilities	198,572	170,533
Current portion of capital lease obligations	832	740
Total current liabilities	239,119	242,319
Long-term debt and capital lease obligations	605,383	605,267
Deferred income taxes	19,552	—
Other	15,348	15,265
Total liabilities	879,402	862,851

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized; 124,915,474 and 122,173,274 shares issued and outstanding, respectively	1,246	1,212
Additional paid-in capital	805,473	767,032
Accumulated deficit	(37,432)	(186,446)
Accumulated other comprehensive income, net of tax	54	356
Total stockholders’ equity	769,341	582,154
Total liabilities and stockholders’ equity	$1,648,743	$1,445,005

Talecris Biotherapeutics Holdings Corp.

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2010	2009
Cash flows from operating activities:	$149,014	$152,517
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,482	21,403
Amortization of deferred loan fees and debt discount	3,163	2,823
Share-based compensation expense	14,203	39,625
Change in allowance for doubtful receivables	2,629	3,203
Amortization of deferred compensation	1,911	4,407
Equity in earnings of affiliate	(599)	(296)
Asset impairment	563	1,010
Decrease in deferred tax assets	25,976	8,409
Excess tax benefits from share-based payment arrangements	(10,836)	(1,437)
Other	478	710
Changes in assets and liabilities, excluding the effects of business acquisitions:
Accounts receivable	(36,515)	(17,289)
Inventories	(30,018)	(52,112)
Prepaid expenses and other assets	(1,723)	16,775
Accounts payable	(31,331)	4,825
Accrued expenses and other liabilities	30,600	15,827
Interest payable	8,523	(1,676)
Net cash provided by operating activities	152,520	198,724

Cash flows from investing activities:
Purchases of property, plant, and equipment	(91,691)	(36,291)
Business acquisitions, net of cash acquired	—	(27,113)
Other	507	634
Net cash used in investing activities	(91,184)	(62,770)

Cash flows from financing activities:
Borrowings under Revolving Credit Facility	645	1,090,222
Repayments of borrowings under Revolving Credit Facility	(645)	(1,202,319)
Repayments of borrowings under term loan	—	(5,250)
Financing transaction costs	(394)	—
Repayments of capital lease obligations	(553)	(407)
Proceeds from exercises of stock options	19,251	—
Repurchases of common stock from employees	(4,917)	(4,132)
Excess tax benefits from share-based payment arrangements	10,836	1,437
Net cash provided by (used in) financing activities	24,223	(120,449)
Effect of exchange rate changes on cash and cash equivalents	(268)	465
Net increase in cash and cash equivalents	85,291	15,970
Cash and cash equivalents at beginning of period	65,239	16,979
Cash and cash equivalents at end of period	$150,530	$32,949

EXHIBIT A:  MATTERS AFFECTING COMPARABILITY

Talecris believes that the comparability of the financial results between the periods presented is significantly impacted by the following items:

Definitive Merger Agreement with Grifols

Talecris has entered into agreements with investment bankers related to the definitive merger agreement with Grifols.  Talecris incurred fees totaling $2.5 million under these agreements during 2010.  The company is obligated to pay additional fees totaling $21.3 million upon successful closing of the merger transaction.  During the three months and nine months ended September 30, 2010, Talecris also incurred legal, accounting and other fees of $5.7 million and $11.6 million, respectively, associated with the definitive merger agreement.

Under the terms of the definitive merger agreement with Grifols, Talecris is permitted to offer retention amounts up to a total of $15.0 million to employees.  As of September 30, 2010, the company offered retention amounts totaling approximately $10.3 million to employees, of which $2.9 million was paid during the three months ended September 30, 2010 and the remaining amounts are expected to be paid in 2011, subject to the terms of the retention agreements.  The company incurred retention expenses, including fringe benefits, of $3.7 million during the three months ended September 30, 2010.  The remaining retention amounts will likely be recognized ratably through the second quarter of 2011.

Financial Impact of IPO and Refinancing Transactions

As discussed in Talecris’ 2009 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009, which has resulted in lower average borrowings during the three and nine months ended September 30, 2010 as compared to the three and nine months ended September 30, 2009, and correspondingly lower interest expense during the 2010 periods.  For the three months ended September 30, 2010 and 2009, interest expense was $12.0 million and $19.0 million, respectively, and for the nine months ended September 30, 2010 and 2009, interest expense was $35.9 million and $59.5 million, respectively.

Comparability of Outstanding Common Shares and Pro Forma Diluted Earnings per Common Share

As discussed in Talecris’ 2009 Form 10-K, the company completed IPO and refinancing transactions during the fourth quarter of 2009.  Talecris’ IPO consisted of 56,000,000 shares of common stock, of which 28,947,368 shares were newly issued and sold by Talecris and 27,052,632 shares were sold by the selling stockholder, Talecris Holdings, LLC.  The net primary proceeds to Talecris of $519.7 million were used to repay amounts outstanding under Talecris’ then existing First and Second Lien Term Loans.  In connection with the IPO, Talecris also converted 1,000,000 shares of the company’s Series A preferred stock and 192,310 shares of Series B preferred stock into 85,846,320 shares of common stock and issued 2,381,548 shares of common stock to settle $45.3 million of accrued dividends upon the conversion of Series A and B preferred stock.  The issuance of new common shares has resulted in a significant increase in the number of common shares used in Talecris’ computation of diluted earnings per common share.  The application of the net primary proceeds to Talecris from the IPO to repay the company’s then existing indebtedness has resulted in a significant reduction in interest expense during the three and nine months ended September 30, 2010 as compared to the prior year periods.

Talecris believes that the comparability of its financial results for the periods presented is enhanced by the following pro forma presentation of diluted earnings per common share.  In the table below, the pro forma diluted earnings per common share computation for the three and nine months ended September 30, 2009 reflects an adjustment to net income for reduced interest expense as if the net primary proceeds to Talecris from the IPO of $519.7 million had been applied to repay debt at the beginning of 2009, net of interest rate differences from the issuance of the 7.75% Notes.  The pro forma adjustment to the denominator reflects the impacts for the issuance of common shares to convert preferred stock, settle accrued dividends on the preferred stock and complete the IPO as if these events occurred at the beginning of 2009.

	Three Months Ended September 30,
	2010	2009	2009
($ in thousands, except per share amounts)	Actual	Actual	Pro forma

Net income	$56,052	$35,810	$35,810
Interest expense reduction due to debt repayment	—	—	1,966
Numerator	$56,052	$35,810	$37,776

Weighted average common shares outstanding	123,668,072	2,647,178	2,647,178
Adjustments:
Stock options and restricted shares	5,266,418	6,350,815	6,350,815
Series A preferred stock	—	71,217,391	71,217,391
Series B preferred stock	—	13,695,817	13,695,817
Shares issued for preferred stock dividend	—	—	2,355,662
Newly issued shares for IPO	—	—	28,947,368
Dilutive potential common shares	128,934,490	93,911,201	125,214,231

Diluted net income per common share	$0.43	$0.38	$0.30

	Nine Months Ended September 30,
	2010	2009	2009
	Actual	Actual	Pro forma

Net income	$149,014	$152,517	$152,517
Interest expense reduction due to debt repayment	—	—	5,833
Numerator	$149,014	$152,517	$158,350

Weighted average common shares outstanding	122,669,724	1,847,235	1,847,235
Adjustments:
Stock options and restricted shares	5,844,003	6,540,453	6,540,453
Series A preferred stock	—	71,736,264	71,736,264
Series B preferred stock	—	13,795,601	13,795,601
Shares issued for preferred stock dividend	—	—	2,372,824
Newly issued shares for IPO	—	—	28,947,368
Dilutive potential common shares	128,513,727	93,919,553	125,239,745

Diluted net income per common share	$1.16	$1.62	$1.26

Definitive Merger Agreement with CSL

Talecris entered into a definitive merger agreement with CSL on August 12, 2008, which was subject to the receipt of certain regulatory approvals as well as other customary conditions. The U.S. Federal Trade Commission filed an administrative complaint before the Commission challenging the merger and a complaint in Federal district court seeking to enjoin the merger during the administrative process.  On June 8, 2009, the merger parties agreed to terminate the definitive merger agreement and as a result, CSL paid Talecris a merger termination fee of $75.0 million during the 2009 second quarter.  The U.S. Federal Trade Commission’s complaints were subsequently dismissed.  Talecris incurred retention expense, including fringe benefits, of $1.6 million and $8.3 million for the three and nine months ended September 30, 2009, respectively, and legal costs associated with the regulatory review process of $6.0 million during the nine months ended September 30, 2009.  All retention amounts were paid during 2009.

EXHIBIT B:  NON-GAAP FINANCIAL MEASURES

Description of Adjustments and Reconciliations of U.S. GAAP to Non-GAAP Financial Measures

Merger-related Expenses

Talecris believes a meaningful comparison of its results for the periods presented is enhanced by a quantified presentation of the impact of the CSL merger termination fee and CSL merger-related expenses and the Grifols merger-related expenses.  The impacts of these items on net income and diluted earnings per share are illustrated in the table below.

In addition, the 2010 diluted earnings per share reflects a significant increase in the number of common shares used in the computation of diluted earnings per share as discussed below and in “Exhibit A: Matters Affecting Comparability.”

The adjusted net income and diluted earnings per share amounts in the table below are non-GAAP financial measures and should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Additional information regarding the use of these non-GAAP financial measures is included in Talecris’ Form 10-Q filed with the SEC on October 28, 2010, which is available on SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com

				Diluted Earnings
	Pre-Tax	Income Tax		Per Common
(in thousands, except per share amounts)	Amount	Effect	Net Income	Share
Three Months Ended September 30, 2010
U.S. GAAP	$85,781	$(29,729)	$56,052	$0.43
Grifols merger-related expenses	9,485	(3,680)	5,805	0.05
Excluding merger-related items	$95,266	$(33,409)	$61,857	$0.48

Three Months Ended September 30, 2009
U.S. GAAP	$49,935	$(14,125)	$35,810	$0.38
CSL merger-related expenses	1,528	(593)	935	0.01
Excluding merger-related items	$51,463	$(14,718)	$36,745	$0.39

As adjusted for pro forma weighted average number of shares (1)				$0.29

Nine Months Ended September 30, 2010
U.S. GAAP	$230,157	$(81,143)	$149,014	$1.16
Grifols merger-related expenses	17,908	(6,948)	10,960	0.08
Excluding merger-related items	$248,065	$(88,091)	$159,974	$1.24

Nine Months Ended September 30, 2009
U.S. GAAP	$227,431	$(74,914)	$152,517	$1.62
CSL merger termination fee	(75,000)	26,250	(48,750)	(0.52)
CSL merger-related expenses	14,282	(5,541)	8,741	0.10
Excluding merger-related items	$166,713	$(54,205)	$112,508	$1.20

As adjusted for pro forma weighted average number of shares (1)				$0.90

(1) Talecris believes the comparability of diluted earnings per share between the periods presented is enhanced by the use of an adjusted share base to reflect the impact for the issuance of common shares to convert Series A and B preferred stock, settle accrued dividends on the preferred stock, and complete the IPO as if these events occurred at the beginning of 2009.

EBITDA and Adjusted EBITDA

Talecris believes that a meaningful analysis of its operating performance is enhanced by the use of adjusted EBITDA, as defined in Talecris’ Revolving Credit Facility and Consolidated Cash Flow, as defined in its 7.75% Notes.

Both adjusted EBITDA and Consolidated Cash Flow are financial measures that are not defined by accounting principles generally accepted in the U.S. (U.S. GAAP).  A non-GAAP financial measure is a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in a comparable measure calculated and presented in accordance with U.S. GAAP in the statement of operations, such as net income, or the statement of cash flows, such as operating cash flow, or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measures so calculated and presented.  The non-GAAP financial measures that Talecris uses should not be considered a substitute for any performance measure determined in accordance with U.S. GAAP.  Talecris does not rely solely on these non-GAAP financial measures and also considers U.S. GAAP results.  Because the non-GAAP financial measures that are used are not calculated in the same manner by all companies, they may not be comparable to similarly titled measures used by other companies.  To properly and prudently evaluate Talecris’ business, the company encourages you to also review its U.S. GAAP unaudited interim consolidated financial statements included elsewhere in this press release, and not to rely on any single financial measure to evaluate its business.  These non-GAAP financial measures have material limitations as analytical tools and you should not consider these measures in isolation, or as a substitute for analysis of Talecris’ results as reported under U.S. GAAP.  Additional information regarding the use of adjusted EBITDA is included in Talecris’ Form 10-Q filed with the SEC on October 28, 2010, which is available on the SEC’s website at www.sec.gov and Talecris’ website at http://ir.talecris.com.

In addition to the adjustments made in computing adjusted EBITDA and Consolidated Cash Flow, Talecris also considers the impact of other items when evaluating operating performance.  Certain of these items, which impact the comparability of Talecris’ historical financial results, are included in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Matters Affecting Comparability,” in the company’s Form 10-Q.

In the following table, Talecris has presented a reconciliation of adjusted EBITDA and Consolidated Cash Flow to the most comparable U.S. GAAP measure, net income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Net income	$56,052	$35,810	$149,014	$152,517
Interest expense, net (a)	11,529	19,587	34,915	61,445
Income tax provision (b)	29,729	14,125	81,143	74,914
Depreciation and amortization (c)	9,631	7,482	26,482	21,403
EBITDA	106,941	77,004	291,554	310,279
Management fees (d)	—	1,958	—	5,715
Non-cash share-based compensation expense (e)	3,619	19,454	14,203	39,625
Special recognition bonus expense (f)	203	1,489	2,019	4,852
Equity in earnings of affiliate (g)	(273)	(112)	(599)	(296)
Merger-related expenses (h)	9,485	1,573	17,908	8,310
Other (i)	883	1,126	1,106	1,903
Adjusted EBITDA/Consolidated Cash Flow as defined (j)	$120,858	$102,492	$326,191	$370,388

(a)          Represents interest expense associated with Talecris’ debt structure.  During the nine months ended September 30, 2010, the debt structure consisted of $600.0 million 7.75% Notes and $325.0 million Revolving Credit Facility.  During the nine months ended September 30, 2009, the debt structure consisted of facilities totaling $1.355 billion, including a $700.0 million First Lien Term Loan, $330.0 million Second Lien Term Loan, and $325.0 million Revolving Credit Facility, as well as interest rate cap and swap contracts.

(b)         Represents income tax provision as presented in unaudited interim consolidated income statements.

(c)          Represents depreciation and amortization expense associated with property, plant, and equipment.

(d)         Represents the advisory fees paid to Talecris Holdings, LLC, under the management agreement.  This agreement was terminated in connection with the company’s IPO.

(e)          Represents the company’s non-cash share-based compensation expense associated with stock options, restricted stock, RSU’s, and performance share units.

(f)            Represents compensation expense associated with special recognition bonus awards granted to certain employees and senior executives to reward their past performance.  The company made the final payments under the special recognition bonus awards during March 2010.  The company does not anticipate granting similar awards in the future.

(g)         Represents non-operating income associated with Talecris’ investment in Centric, which the company believes is not part of its core operations.

(h)         Represents merger-related retention expenses associated with the terminated merger agreement with CSL for the 2009 periods and merger-related expenses associated with the definitive merger agreement with Grifols, including investment banker, legal, accounting, and other costs, as well as retention expenses, for the 2010 periods.

(i)             For the three months ended September 30, 2010, the amount includes losses on disposals of equipment of $0.6 million and long-lived asset impairment charges of $0.3 million.  For the nine months ended September 30, 2010, the amount includes losses on disposals of equipment of $0.6 million and long-lived asset impairment charges of $0.6 million, partially offset by inventory recoveries of $0.1 million.  For the three months ended September 30, 2009, the amount includes long-lived asset impairment charges of $0.6 million and $0.9 million of non-capitalizable IPO costs, partially offset by inventory recoveries of $0.4 million.  For the nine months ended September 30, 2009, the amount includes losses on disposals of equipment of $0.9 million, long-lived asset impairment charges of $1.0 million, and $1.1 million of non-capitalizable IPO costs, partially offset by inventory recoveries of $1.1 million.

(j)             The computation of Consolidated Cash Flow is not applicable prior to the issuance of the 7.75% Notes on October 21, 2009.   Adjusted EBITDA for the nine months ended September 30, 2009 includes a $75.0 million termination fee received from CSL as a result of the termination of the definitive merger agreement.  In addition, Talecris incurred legal and other costs associated with the regulatory review process of the terminated merger agreement with CSL of $6.0 million during the nine months ended September 30, 2009.  The termination fee and these expenses were not permitted as adjustments to Talecris’ adjusted EBITDA as defined in the company’s then existing Revolving Credit Facility or First and Second Lien Term Loans.

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